EXHIBIT 10.6

                              CONTRACTING AGREEMENT



This Contracting Agreement (hereinafter "Agreement") is made this tenth day of September, 1999, by and between MARICULTURE SYSTEMS, INC., a Florida Corporation, of Post Office Box 968, Lake Stevens, Washington 98258 (hereinafter "MCSI") and Methow Valley Excavating, Inc.,a Washington Corporation, of 2504 Hartford Drive, PO Box 1147, Lake Stevens, Washington 98258 (hereinafter "MVE").

SUBJECT: As principal, MCSI wishes to engage MVE as a registered professional contractor for the purposes of dismantling, removing and disposing of a 45 foot diameter fiberglass fish rearing tank located and floating in the waters of Rich Passage offshore from 7305 Beach Drive, Port Orchard, Washington.

MVE agrees:

1) to act as a contractor to MCSI for the successful remova of the SARGO reservoir, pump well, pumps, debris and all attachment hardware, providing their mobilization and professional services including those costs of permits, disposal, trucking, diving and marine towing at an approximate cost of $10,000.00; and

2) to provide temporary or long-term storage for the pump well, pumps and other hardware not being disposed of through this Agreement; and

3) to accept MCSI common stock on completion of the project in lieu of cash payment for services rendered accepting any and all tax consequences of such a transaction; and

4) to acknowledge and understand that MCS is not now a publicly owned Corporation and that there is no guarantee that MCSI stock will be openly traded by any broker or agent. MVE knows and has knowledge that MCSI is a development stage company with a limited number of investors in its privately placed stock; and

5) to release MCSI from any and all responsibilities or liabilities resulting from the work performed under this Agreement for the removal of the SARGO reservoir and hardware without additional compensation.

MCSI agrees:

1) to supply MVE information, as reasonably available and as needed to assist MVE to produce the desired removal; and

2) to pay MVE, as a contractor's fee, one (1) share of the restricted common stock of MCSI for every one (1) dollar of fees earned by MVE. Travel,



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mobilization,  disposal,  sub-contractors  and out-of-pocket costs are included;
and


3) to reimburse in kind, within thirty (30) days, any previously agreed upon out- of-pocket costs upon submission to MCSI of substantiated bills; and

4) to order payment in stock of the above agreed consultant's fees upon submission of the final bill for the services of MVE. Each certificate of stock tendered under this Consulting Agreement shall be issued to "SANDY TAGER". All certificates of stock shall be issued through the legal firm of Mintmire & Associates, Palm Beach, Florida by the registered transfer agent, Interwest Transfer Corporation, Salt Lake City, Utah or through others as designated by MCSI, at their convenience.


     This agreement is valid for one (1) year from the date first above written. MCSI agrees that MVE is not responsible for, and does not guarantee any cost bids for the removal of the vessel or sub-systems to that vessel. MVE may not negotiate any final contract on behalf of MCSI nor can MVE, either intentionally or unintentionally, financially obligate MCSI without specific written instructions for each act. MVE cannot and will not be held legally responsible for the results or the actions or the consequences of any MCSI negotiations outside of this Agreement.

         Intending to be legally bound, the parties have signed this Contracting Agreement as of the date first above written.


MARICULTURE SYSTEMS, INC.            METHOW VALLEY EXCAVATING, INC.



/s/ David E. Meilahn                 /s/ Sandy Tager
----------------------------         --------------------------
      Signature                           Signature

President                            President
----------------------------         --------------------------
         Title                       Title



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